Exhibit 10.20

SCHEDULE I
CHANGE OF CONTROL SEVERANCE PLAN PARTICIPANTS

Benefit Level[1] - 3
Baxter, Warner L.	Mark, Richard J.
Birk, Mark C.	Moehn, Michael L.
Diya, Fadi M.	Nelson, Gregory L.
Lyons, Martin J.
Benefit Level - 2
Steinke, Bruce A.
Benefit Level - 1

Approval of recommendation to the Board by: /s/ James C. Johnson Date: 12/08/2016
James C. Johnson, Chairman, For the Human Resources Committee

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1 Benefit Levels are defined as a payment amount equal to a cash severance multiple of base pay, target short-term incentive award, short-term incentive award in year of termination (prorated at target), the actuarial equivalent of the benefit under the qualified defined benefit retirement plan and any excess or supplemental retirement plan.